UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 6, 2009

HOMELAND ENERGY SOLUTIONS, LLC
 (Exact name of registrant as specified in its charter)

Iowa	000-53202	20-3919356
(State or other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

2779 Highway 24, Lawler, Iowa	52154
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s telephone number, including area code: (563) 238-5555

(Former name or former address if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 — Entry Into Material Definitive Agreements.

Agreement with Hawkeye Tri-County Electric Cooperative d/b/a Hawkeye REC

Homeland Energy Solutions, LLC (“Homeland Energy”) entered into an Agreement (“Agreement”) with Hawkeye Tri-County Electric Cooperative d/b/a Hawkeye REC (“Hawkeye”), on March 6, 2009. Pursuant to the Agreement, Hawkeye will provide electric power and energy to Homeland’s ethanol plant located near New Hampton, Iowa. Under the Agreement, Hawkeye will furnish, install and maintain the electrical facilities necessary to deliver all of the electric power and energy required to operate Homeland Energy’s ethanol plant. Homeland Energy agrees to purchase all of the electric power and energy required for the ethanol facility and shall not use the electric power and energy as a supplement to any other supply, except in cases of emergency. Hawkeye shall maintain the electrical facilities up to and including the secondary terminals of the service transformer(s) on the property of Homeland Energy. Homeland Energy will be responsible for all facilities beyond that point. The maximum power and energy which Hawkeye is obligated to provide to Homeland Energy is 9,000 kilowatts (kW).

This Agreement will remain in effect for ten years from the date Homeland Energy begins processing ethanol at the plant, and shall terminate on the tenth anniversary of that date. Homeland Energy may continue to receive the service following expiration of the ten-year term for a minimum of two years. Either party will then have the right to terminate this Agreement upon giving six (6) months’ written notice of its intention to terminate.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HOMELAND ENERGY SOLUTIONS, LLC

Date: March 13, 2009	/s/ Christine Marchand
Christine Marchand
Treasurer/Chief Financial Officer
(Principal Financial and Accounting Officer)